                                                                    EXHIBIT 99.1

Thursday July 30, 7:27 pm Eastern Time

Company Press Release

SOURCE: Peregrine Systems, Inc.

PEREGRINE SYSTEMS COMPLETES ACQUISITION OF INNOVATIVE TECH SYSTEMS

    SAN DIEGO, July 30 /PRNewswire/--Peregrine Systems, Inc. (Nasdaq:
PRGN--news) today announced it has completed the acquisition of Innovative Tech Systems, Inc. (Nasdaq: ITSY--news) Innovative Tech's shareholders approved the acquisition at a shareholders meeting held earlier this week. In addition, holders of outstanding warrants of Innovative Tech consented by vote to exchange their warrants for Common Stock of Peregrine Systems-Registered Trademark-.

    The acquisition was completed as a stock-for-stock exchange at the fixed ratio of 0.2341 shares of Peregrine Systems Common Stock for each share of Innovative Tech stock, as previously announced by the companies.

    The acquisition expands Peregrine Systems's Infrastructure Management suite to include facilities management software and remote data collection systems to automate the tracking and management of facilities, cable and technology assets, maintenance and operations, space design, security, and life safety. The acquisition of Innovative Tech is a natural evolution of Peregrine Systems's Infrastructure Management strategy further positioning Peregrine Systems as the leading Infrastructure Management company.

ABOUT PEREGRINE SYSTEMS, INC.

    Peregrine Systems is the leading provider of Infrastructure Management solutions. True Infrastructure Management unites the unique disciplines of the Consolidated Service Desk and Enterprise Asset Management through common shared data. The merging of these disciplines permits all organizational infrastructure to be managed throughout its lifecycle, from the moment it enters the organization to the moment it is retired. Infrastructure Management is focused upon the effectiveness of infrastructure in achieving a business mission, while minimizing the total cost of ownership of infrastructure. Founded in 1981, Peregrine Systems is headquartered in San Diego, California with offices throughout the United States as well as in the United Kingdom; France; Germany; Denmark; and the Netherlands. Peregrine Systems also has partners and distributors located in Asia Pacific, Australia and Latin America. Information about Peregrine Systems and its products is available on the world wide web at www.peregrine.com

Peregrine Systems is a registered trademark of Peregrine Systems, Inc.
SOURCE: Peregrine Systems, Inc.